Exhibit 3(d)

PLEDGE AND SECURITY AGREEMENT

This Pledge and Security Agreement (this “Security Agreement”) is entered into as of _________, 2018, by and among Red Oak Capital Fund II, LLC, a Delaware limited liability company (“Grantor”), and Prime Trust, LLC, in its capacity as indenture trustee under the Indenture (as defined below) and collateral trustee hereunder (the “Trustee”), for the benefit of the holders of Series A Bonds and Series B Bonds issued by Grantor under the Indenture (as defined in the Indenture).

INTRODUCTION

A.       The Indenture contemplates and permits the grant of collateral security for certain debt securities of the Grantor that may from time to time be issued thereunder and, as of the date hereof, the only classes of debt securities issued under the Indenture are denominated as “Series A Bonds” and “Series B Bonds.” The grant of such collateral security shall be accomplished pursuant to the Indenture and a Pledge and Security Agreement by and among the parties.

B.       The Grantor is entering into this Security Agreement to state the terms under which they have granted a security interest in those assets specified herein pursuant to the Security Agreement, as collateral security for the obligations owing in respect of the Bonds (defined below) issued under the Indenture (the “Secured Obligations”). The Trustee serves as indenture trustee under the Indenture and hereby agrees to serve as collateral trustee hereunder for the benefit of the holders of Bonds issued under the Indenture.

AGREEMENT

Now Therefore, the Grantor and the Trustee hereby agree as follows:

Article 1
Definitions

1.1.       Terms Defined in the Indenture. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Indenture.

1.2.       Terms Defined in UCC. Terms defined in the Uniform Commercial Code in effect in the State of Delaware (the “UCC”) which are not otherwise defined in this Security Agreement shall have the meanings assigned to such terms in the UCC. In this regard, the following terms used in this Security Agreement shall have the meanings set forth in the UCC: accounts, chattel paper, commercial tort claims, deposit accounts, documents, equipment, fixtures, general intangibles, goods, instruments, inventory, investment property, letter-of-credit rights, securities account, and supporting obligations.

1.3.       Other Definitions. As used in this Security Agreement, and in addition to the terms defined elsewhere in this Security Agreement, the following terms shall have the following meanings:

“Bonds” are debt securities of Grantor issued as “Series A Bonds” or “Series B Bonds” under the Indenture.

“Collateral” means all of the assets of the Grantor, including but not limited to accounts, chattel paper, commercial tort claims, deposit accounts, documents, equipment, fixtures, general intangibles, goods, instruments, inventory, investment property, letters of credit, letter-of-credit rights, securities accounts, pledged deposits, supporting obligations, wherever located, in which Grantor now has, or hereafter acquires, any right or interest.

“Collateral Documents” has the meaning set forth in the Indenture.

“Default” means an event described in Section 5.1.

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“Governmental Authority” means any country or nation, or any state or other political subdivision thereof or any entity exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to government.

“Holder” means a holder of record of one or more Series A Bonds and/or Series B Bonds.

“Indenture” means that certain Indenture dated as of _________, 2018 by and between the Grantor and the Trustee.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Grantor or (b) the validity or enforceability of this Security Agreement or the Indenture or the rights or remedies of the Trustee or the Holders.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or Governmental Authority.

“Pledged Collateral” means, collectively, the Collateral of the Grantor pledged pursuant to this Security Agreement.

“Pledged Deposits” means all time deposits of money (other than deposit accounts and instruments), whether or not evidenced by certificates, which the Grantor may from time to time designate as pledged to the Trustee or to any secured party as security for any Secured Obligations, and all rights to receive interest on said deposits.

“Pledged Securities” means any equity interests comprising Collateral that are owned by the Grantor.

“Receivables” means the accounts, chattel paper, documents, investment property, instruments or pledged deposits, and any other rights or claims to receive money which are general intangibles or which are otherwise included as collateral.

“Secured Obligations” is defined in Paragraph B of the Introduction to this Security Agreement.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

Article 2
Grant of Security Interest and Pledge

2.1.       Grant by Grantor. To secure the prompt and complete payment and performance of the Secured Obligations, the Grantor, subject to the terms and conditions of this Security Agreement, hereby pledge, assign and grant to the Trustee, on behalf of and for the benefit of the Holders, a security interest in all of Grantor’s right, title and interest, whether now owned or hereafter acquired, in and to the Collateral.

Article 3
Representations and Warranties of Grantor

The Grantor jointly and severally represent and warrant to the Trustee as follows:

3.1.       Title, Authorization, Validity and Enforceability. The Grantor has good and valid rights in or the power to transfer the Collateral owned by it and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1.4. The Grantor has full corporate or limited liability company power and authority to grant to the Trustee the security interest in the Collateral pursuant hereto. The execution and delivery by the Grantor have been duly authorized by proper corporate and limited liability company proceedings, as applicable. This Security Agreement constitutes a legal, valid and binding obligation of the Grantor and creates a security interest which is enforceable against the Grantor in all Collateral it now owns or hereafter acquires, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) requirements of reasonableness, good faith and fair dealing.

3.2.       No Conflicts or Violation. Neither the execution and delivery by the Grantor of this Security Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof, will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Grantor, (ii) the Grantor’s certificate of incorporation or formation, limited liability company agreement or by-laws (or similar documents, as applicable), or (iii) the provisions of any indenture, instrument or agreement to which the Grantor is a party or is subject, or by which it or its property may be bound or affected, or conflict with or constitute a default thereunder, or result in or require the creation or imposition of any Lien in or on the property of the Grantor pursuant to the terms of any such indenture, instrument or agreement (other than any Lien of the Trustee on behalf of the Holders).

3.3.       Offices. The Grantor’ mailing address and the principal location of their place of business or chief executive office is Red Oak Capital Group, LLC, 625 Kenmoor Avenue SE, Suite 211, Grand Rapids, Michigan 49546.

3.4.       Accounts and Chattel Paper. The names of the obligors, amounts owing, due dates and other information with respect to the Accounts and Chattel Paper owned by the Grantor are and will be correctly stated in all books and records of the Grantor.

3.5.       No Financing Statements or Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming the Grantor as debtor has been filed or is of record in any jurisdiction except financing statements (i) naming the Trustee on behalf of the Holders as the secured party and (ii) in respect of Liens permitted by the Indenture or under Section 4.1.4.

3.6.       Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body required for the due execution, delivery or performance by the Grantor of their respective obligations under the Indenture or any Collateral Documents remains unobtained or unfulfilled.

3.7.       Compliance with Laws.

3.7.1       The Grantor is in material compliance with the requirements of all applicable laws, a breach of any of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.7.2       The Grantor has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary for the ownership of its properties or the conduct of its business, which failure could reasonably be expected to have a Material Adverse Effect.

3.8.       No Proceedings. There is no order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority to which the Grantor is subject, and there is no action, suit, arbitration, regulatory proceeding or investigation pending, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality, against the Grantor or its direct or indirect subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Furthermore, there is no action, suit, arbitration, regulatory proceeding or investigation pending, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality (A) asserting the invalidity of the Indenture or any Collateral Documents, (B) seeking to prevent the issuance of Bonds or the consummation of the transactions contemplated by the Indenture or any registration statement under which Bonds are being offered and sold, or (C) seeking to adversely affect the federal income tax attributes of the Grantor.

3.9.       Investment Company Act. The Grantor is not an “investment company” within the meaning of the Investment Company Act of 1940.

3.10.     Accuracy of Information. All information heretofore furnished by or on behalf of the Grantor in connection with the Collateral Documents, or any transaction contemplated thereby, is true and accurate in all material respects (without omission of any information necessary to prevent such information from being materially misleading).

Article 4
Covenants of the Grantor

From the date of this Security Agreement and thereafter until this Security Agreement is terminated, the Grantor agrees:

4.1.       General.

4.1.1       Inspection. The Grantor will permit the Trustee (i) to inspect the Pledged Collateral, (ii) to examine and make copies of the records of such Grantor relating to the Pledged Collateral and (iii) to discuss the Pledged Collateral and the related records of such Grantor with, and to be advised as to the same by, such Grantor’s officers and employees, all at such reasonable times and intervals as the Trustee may determine, upon reasonable notice by the Trustee to such Grantor and all at such Grantor’s expense.

4.1.2       Records and Reports; Notice of Default. The Grantor shall keep and maintain complete, accurate and proper books and records with respect to the Pledged Collateral owned by such Grantor, and furnish to the Trustee, such reports relating to the Pledged Collateral as the Trustee shall from time to time reasonably request. The Grantor will give prompt notice in writing to the Trustee of the occurrence of any Default under Section 5.1 and of any other development, financial or otherwise, which could reasonably be expected to materially and adversely affect the Pledged Collateral.

4.1.3       Financing Statements. The Grantor hereby authorizes the Trustee to file, and if requested will execute and deliver to the Trustee, all financing statements reasonably describing the Pledged Collateral owned by such Grantor and other documents and take such other actions as may from time to time reasonably be requested by the Trustee, subject in all cases to Liens permitted under the Indenture and any Collateral Documents, or any other agreement describing the rights of the Trustee (on behalf of the Holders) relative to other creditors of the Grantor.

4.1.4       Liens. No Grantor will create, incur, or suffer to exist any Lien on the Pledged Collateral owned by such Grantor except Liens (i) permitted pursuant to the Indenture, this Security Agreement or any intercreditor agreement, or any other agreement describing the rights of the Trustee relative to other creditors of the Grantor, and (ii) created under any debt or obligation senior in right of payment or priority or pari passu in right of payment or priority, and (iii) disclosed to the Trustee promptly.

4.1.5       Disposition of Collateral Outside Ordinary Course. The Grantor is not authorized to sell or otherwise dispose of the Collateral outside of the ordinary course of business unless consented to by the Trustee, with the consent or at the direction of the Holders of at least a majority in principal amount of the then-outstanding Bonds.

4.1.6       Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name. The Grantor will: (a) preserve its existence and entity structure as in effect on the date of this Security Agreement; (b) not change its name or jurisdiction of organization; (c) not maintain its place of business (if it has only one) or its chief executive office (if it has more than one place of business) at a location other than a location specified in Section 3.3; unless, the Grantor shall have given the Trustee not less than ten days’ prior written notice of such event or occurrence and the Trustee shall have either (x) determined in good faith that such event or occurrence will not adversely affect the validity, perfection or priority of the Trustee’s security interest in the Collateral, or (y) taken such steps (with the cooperation of such Grantor to the extent necessary or advisable) as are necessary or advisable to properly maintain the validity, perfection and priority of the Trustee’s security interest in the Collateral owned by the Grantor.

4.2.       Certificated and Uncertificated Securities. Upon request, the Grantor will deliver to the Trustee immediately upon execution of this Security Agreement the originals of all Pledged Securities (to the extent certificated) and instruments constituting Pledged Collateral (if any then exist). In addition, the Grantor will permit the Trustee from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of securities not represented by certificates which are Pledged Collateral owned by such Grantor to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of securities not represented by certificates and all replacements thereof to reflect the Lien of the Trustee granted pursuant to this Security Agreement.

4.3.       No Interference. The Grantor agrees that it will not interfere with any right, power and remedy of the Trustee provided for in this Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Trustee of any one or more of such rights, powers or remedies.

Article 5
Default and Remedies

5.1.       Default. The occurrence of any one or more of the following events shall constitute a Default:

5.1.1       Any representation or warranty made by or on behalf of any Grantor under this Security Agreement shall be materially false as of the date on which made;

5.1.2       The breach by any Grantor of any of the terms or provisions of Article 7;

5.1.3       The breach by Grantor (other than a breach which constitutes a Default under Sections 5.1.1, 5.1.2 or 5.1.4) of any of the terms or provisions of this Security Agreement which breach is not remedied or not begun to have been remedied within 120 days after the giving of written notice to such Grantor by the Trustee; or

5.1.4       The occurrence of any “Event of Default” under, and as defined in, the Indenture.

5.2.       Remedies. Upon the occurrence of a Default hereunder, the Trustee may, and at the direction of the Holders of at least a majority in principal amount of the then-outstanding Bonds shall, exercise any or all of the following rights and remedies (subject in all cases to any provisions, in favor of any debt that is senior in right of payment or priority, contained in the Indenture, this Security Agreement or any other Collateral Documents):

5.2.1       Those rights and remedies provided in this Security Agreement and the Indenture.

5.2.2       Those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Pledged Collateral) or under any other applicable law (including without limitation any law governing the exercise of a right of setoff or bankers’ lien) when a debtor is in default under a security agreement.

5.2.3       Without notice (except as specifically provided in Section 9.1 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of the Grantor where any Collateral is located to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises of elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Trustee may deem commercially reasonable.

5.2.4       Concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Trustee was the outright owner thereof.

The Trustee, on behalf of the Holders, may comply with any applicable state or federal law requirements in connection with a disposition of the Pledged Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Pledged Collateral. The Trustee shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Trustee and the Holders, the whole or any part of the Pledged Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

Until the Trustee is able to effect a sale, lease, or other disposition of Pledged Collateral, the Trustee shall have the right to hold or use Pledged Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Pledged Collateral or its value or for any other purpose deemed appropriate by the Trustee. The Trustee may, if it so elects, seek the appointment of a receiver or keeper to take possession of Pledged Collateral and to enforce any of the Trustee’s remedies (for the benefit of the Trustee and Holders), with respect to such appointment without prior notice or hearing as to such appointment.

Notwithstanding the foregoing, neither the Trustee nor any Holder shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Pledged Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Pledged Collateral or any guarantee of the Secured Obligations or to resort to the Pledged Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Pledged Collateral.

The Grantor recognizes that the Trustee may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with this Section 5.2. The Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Trustee shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

5.3.       Grantor’s Obligations Upon Default. Upon the request of the Trustee after the occurrence of a Default, the Grantor will (subject in all cases to any provisions in favor of any debt that is senior in right of payment or priority contained in the Indenture, this Security Agreement or any other Collateral Documents):

5.3.1       Assemble and make available to the Trustee the Pledged Collateral and all books and records relating thereto at any place or places specified by the Trustee;

5.3.2       Permit the Trustee, by the Trustee’s representatives and agents, to enter, occupy and use any premises where all or any part of the Pledged Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Pledged Collateral, or the books and records relating thereto, or both, to remove all or any part of the Pledged Collateral, or the books and records relating thereto, or both, and to conduct sales of the Pledged Collateral, without any obligation to pay the Grantor for such use and occupancy; and/or

5.3.3       Take, or cause an issuer of Pledged Securities to take, any and all actions necessary to register or qualify the Pledged Collateral to enable the Trustee to consummate a public sale or other disposition of such Pledged Securities.

Article 6
Waivers, Amendments and Remedies

No delay or omission of the Trustee or any secured party to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Trustee and the Grantor. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Trustee and the Holders until the Secured Obligations have been paid in full.

Article 7
Proceeds; Collection of Receivables

7.1.       Collection of Receivables. Subject to any provisions of the Indenture, this Security Agreement or any other Collateral Documents, including any intercreditor agreement or other agreement describing the rights of the Trustee relative to other creditors of the Grantor, the Trustee may at any time after the occurrence and during the continuation of a Default, by giving the Grantor written notice, elect to require that any Receivables be paid directly to the Trustee for the benefit of the Holders. In such event, the Grantor shall, and shall permit the Trustee to, promptly notify the account debtors or obligors under the Receivables owned by the Grantor of the Trustee’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under such Receivables directly to the Trustee. Upon receipt of any such notice from the Trustee, the Grantor shall thereafter hold in trust for the Trustee, on behalf of the Holders, all amounts and proceeds received by it with respect to the Receivables and immediately and at all times thereafter deliver to the Trustee all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Trustee shall hold and apply funds so received as provided by the terms of Section 7.2.

7.2.       Special Collateral Account. Subject in all cases to any provisions of the Indenture, this Security Agreement or any other Collateral Documents, including any intercreditor agreement or other agreement describing the rights of the Trustee relative to other creditors of the Grantor, after the occurrence and during the continuation of a Default, the Trustee may require all future cash proceeds of the Pledged Collateral to be deposited in a special non-interest-bearing cash collateral account with the Trustee and held there as security for the Secured Obligations. No Grantor shall have any control whatsoever over said cash collateral account. The proceeds of the Pledged Collateral shall be applied by the Trustee to payment of the Secured Obligations as provided under the Indenture.

Article 8
The Trustee

8.1.       Collateral Trustee. Prime Trust, LLC has been appointed collateral trustee for the Holders hereunder. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Trustee hereunder is subject to the terms of the delegation of authority made by the Holders to the Trustee pursuant to the Indenture, and that the Trustee has agreed to act (and any successor Trustee shall act) as such hereunder only on the express conditions contained in the Indenture and this Article 8. Any successor Trustee appointed pursuant to the Indenture shall be entitled to all the rights, interests and benefits of the Trustee hereunder.

8.2.       No Implied Duty. The Trustee will not have any fiduciary duties nor will it have responsibilities or obligations other than those expressly assumed by it in this Security Agreement and the Indenture. The Trustee will not be required to take any action that is contrary to applicable law or any provision of this Security Agreement and the Indenture.

8.3.       Appointment of Agents and Advisors. The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, accountants, appraisers or other experts or advisors selected by it in good faith as it may reasonably require and will not be responsible for any misconduct or negligence on the part of any of them.

8.4.       Solicitation of Instructions.

8.4.1       The Trustee may at any time solicit written confirmatory instructions, or an order of a court of competent jurisdiction, as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Security Agreement or the Indenture.

8.4.2       No written direction given to the Trustee that in the sole judgment of the Trustee imposes, purports to impose or might reasonably be expected to impose upon the Trustee any obligation or liability not set forth in or arising under this Security Agreement, or the Indenture will be binding upon the Trustee unless the Trustee elects, at its sole option, to accept such direction.

8.5.       Limitation of Liability. The Trustee will not be responsible or liable for any action taken or omitted to be taken by it hereunder or under the Indenture, except for its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction. In no event shall the Trustee be responsible or liable to any party for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

8.6.       Entitled to Rely. The Trustee may seek and rely upon, and shall be fully protected in relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel, independent consultants and other experts selected by it in good faith, and upon any certification, instruction, notice or other writing delivered to it by the Grantor in compliance with the provisions of this Security Agreement or the Indenture, without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof. The Trustee may act in reliance upon any instrument comporting with the provisions of this Security Agreement or the Indenture, or any signature reasonably believed by it to be genuine and may assume that any Person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof or the Indenture has been duly authorized to do so.

8.7.       Actions by Trustee. As to any matter not expressly provided for by this Security Agreement, or the Indenture, the Trustee will act or refrain from acting as directed by the Holders of at least a majority in principal amount of the then-outstanding Bonds, and will be fully protected if it does so, and any action taken, suffered or omitted pursuant to hereto or thereto shall be binding on the Holders.

8.8.       Security or Indemnity in favor of the Trustee. The Trustee will not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.

8.1.1           Grantor agrees to defend, protect, indemnify and hold the Trustee harmless from and against any and all claims, damages, losses, liabilities, obligations, penalties, fees, costs and expenses (including, without limitation, reasonable legal fees, costs, expenses, and disbursements of Trustee’s counsel) to the extent that they arise out of or otherwise result from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting solely and directly from Trustee’s gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

8.1.2           Grantor agrees to upon demand pay to the Trustee amount of any and all costs and expenses, including the reasonable fees, costs, expenses and disbursements of counsel for the Trustee and of any experts and agents (including, without limitation, any collateral trustee which may act as agent of the Trustee), which the Trustee may incur in connection with (i) the preparation, negotiation, execution, delivery, recordation, administration, amendment, waiver or other modification or termination of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral, (iii) the exercise or enforcement of any of the rights of the Trustee hereunder (including attorneys’ fees in connection therewith), or (iv) the failure by any Grantor to perform or observe any of the provisions hereof.

8.9.       Rights of the Trustee. In the event there is any bona fide, good faith disagreement between the other parties to this Security Agreement or the Indenture resulting in adverse claims being made in connection with Pledged Collateral held by the Trustee, and the terms of this Security Agreement or the Indenture do not unambiguously mandate the action the Trustee is to take or not to take in connection therewith under the circumstances then existing, or the Trustee is in doubt as to what action it is required to take or not to take hereunder or under the Indenture, it will be entitled to refrain from taking any action (and will incur no liability for doing so) until directed otherwise in writing by a request signed by all the parties hereto entitled to give such direction or by order of a court of competent jurisdiction.

8.10.       Limitations on Duty of Trustee in Respect of Collateral.

8.10.1       Beyond the exercise of reasonable care in the custody of Pledged Collateral in its possession, the Trustee will have no duty as to any Pledged Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Pledged Collateral. The Trustee will be deemed to have exercised reasonable care in the custody of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which it accords its own property, and the Trustee will not be liable or responsible for any loss or diminution in the value of any of the Pledged Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

8.10.2       The Trustee will not be responsible for the existence, genuineness or value of any of the Pledged Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Pledged Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Pledged Collateral or any agreement or assignment contained therein, for the validity of the title of the Grantor to the Pledged Collateral, for insuring the Pledged Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Pledged Collateral. The Trustee hereby disclaims any representation or warranty to the present and future Holders concerning the perfection of the Liens granted hereunder or in the value of any of the Pledged Collateral.

Article 9
General Provisions

9.1.       Notice of Disposition of Pledged Collateral; Etc. Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Pledged Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantor, addressed as set forth in Section 3.3, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, the Grantor waives all claims, damages, and demands against the Trustee or any secured party arising out of the repossession, retention or sale of the Pledged Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Trustee or such secured party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, the Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Trustee or any other secured party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Pledged Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, the Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Pledged Collateral.

9.2.       Limitation on Duties with Respect to Pledged Collateral. The Trustee shall have no obligation to clean-up or otherwise prepare the Pledged Collateral for sale. The Trustee and each secured party shall use reasonable care with respect to the Pledged Collateral in its possession or under its control. Neither the Trustee nor any secured party shall have any other duty as to any Pledged Collateral in its possession or control or in the possession or control of any agent or nominee of the Trustee or such other secured party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

9.3.       Performance of Grantor’s Obligations. Without having any obligation to do so, the Trustee may perform or pay any obligation which any Grantor has agreed to perform or pay in this Security Agreement and such Grantor shall reimburse the Trustee for any reasonable amounts paid by the Trustee pursuant to this Section. The Grantor’s obligation to reimburse the Trustee pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

9.4.       Authorization to Take Certain Action. The Grantor irrevocably authorizes the Trustee at any time and from time to time in the sole discretion of the Trustee and appoints the Trustee as its attorney-in-fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Trustee’s sole discretion to perfect and to maintain the Trustee’s security interest in the Collateral, (ii) to endorse and collect any future cash proceeds of the Pledged Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Pledged Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Trustee in its sole discretion deems necessary or desirable to maintain the Trustee’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral owned by such Grantor or with financial intermediaries holding other Investment Property as may be necessary or advisable to give the Trustee control over such securities or other Investment Property, (v) subject to the terms hereof, to enforce payment of the instruments and Receivables in the name of the Trustee or such Grantor, (vi) to apply the future proceeds of any Pledged Collateral received by the Trustee to the Secured Obligations as provided in Article 8 and (vii) to discharge past-due taxes, assessments, charges, fees or Liens on the Pledged Collateral (except for such Liens as are specifically permitted hereunder or under the Indenture), and the Grantor agrees to reimburse the Trustee on demand for any reasonable payment made or any reasonable expense incurred by the Trustee in connection therewith, provided that this authorization shall not relieve any Grantor of any of its obligations under this Security Agreement or under the Indenture.

9.5.       Specific Performance of Certain Covenants. The Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1.4, 4.1.5 or 5.3 or in Article 8 will cause irreparable injury to the Trustee and the Holders, that the Trustee and the Holders have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Trustee or the Holders, to seek and obtain specific performance of other obligations of the Grantor contained in this Security Agreement, that the covenants of the Grantor contained in the Sections referred to in this Section 9.5 shall be specifically enforceable against the Grantor.

9.6.       Use and Possession of Certain Premises. Upon the occurrence of a Default (but subject to any provisions of the Indenture, this Security Agreement or any other Collateral Documents, including any intercreditor agreement or other agreement describing the rights of the Trustee relative to other creditors of the Grantor), the Trustee shall be entitled to occupy and use any premises owned or leased by the Grantor where any of the Pledged Collateral or any records relating to the Pledged Collateral are located until the Secured Obligations are paid or the Pledged Collateral is removed therefrom, whichever first occurs, without any obligation to pay any Grantor for such use and occupancy.

9.7.       Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors, or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

9.8.       Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantor, the Trustee and the Holders and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that the Grantor shall not have the right to assign its rights or delegate their obligations under this Security Agreement or any interest herein, without the prior written consent of the Trustee. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Trustee, for the benefit of the Trustee and the Holders, hereunder.

9.9.       Survival of Representations. All representations and warranties of the Grantor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

9.10.       Taxes and Expenses. Any taxes payable or ruled payable by a federal or state authority in respect of this Security Agreement shall be paid by the Grantor, together with interest and penalties, if any. The Grantor shall reimburse the Trustee for any and all reasonable out-of-pocket expenses and internal charges (including the fees, charges and disbursements of one U.S. counsel paid or incurred by the Trustee in connection with the collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all costs and expenses incurred by the Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantor.

9.11.       Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

9.12.       Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) the Indenture has terminated pursuant to its express terms and (ii) all of the Secured Obligations have been indefeasibly paid in cash and performed in full.

9.13.       Entire Agreement. This Security Agreement embodies the entire agreement and understanding between the Grantor and the Trustee relating to the Pledged Collateral and supersedes all prior agreements and understandings among the Grantor and the Trustee relating to such Pledged Collateral.

9.14.       Governing Law; Jurisdiction; Waiver of Jury Trial.

9.14.1       THIS SECURITY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICTS-OF-LAW PROVISIONS.

9.14.2       The Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the state courts sitting in Grand Rapids, Michigan, and of the United States District Court of the Western District of Michigan, Grand Rapids Division, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Security Agreement or the Indenture, or for recognition or enforcement of any judgment, and the Grantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state or, to the extent permitted by law, in such federal court. The Grantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Security Agreement or the Indenture shall affect any right that the Trustee, the Holders may otherwise have to bring any action or proceeding relating to this Security Agreement or the Indenture against any Grantor or its properties in the courts of any jurisdiction.

9.14.3       The Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement or the Indenture in any court referred to in Section 9.14.2. The Grantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9.14.4       Each party to this Security Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.17 of this Security Agreement. Nothing in this Security Agreement or the Indenture will affect the right of any party to this Security Agreement to serve process in any other manner permitted by law.

9.14.5       WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR THE INDENTURE (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE GRANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER GRANTOR HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER GRANTOR WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER COLLATERAL DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.15.       Severability. Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

9.16.       Counterparts; Delivery. This Security Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Security Agreement.

9.17.       Notices. Any notice required or permitted to be given under this Security Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Section 13.04 of the Indenture. Any party may change its address for service of notice upon it by a notice in writing to the other parties as described in Section 13.04 of the Indenture.

9.18.       Conflicts with Indenture. In the event of any direct conflict between the provisions of this Security Agreement and the provisions of the Indenture, including without limitation any direct conflict relating to (i) the rights and remedies (or the limitations upon such rights and remedies) of the Holders upon a Default or (ii) the subordination provisions contained in the Indenture, the provisions of the Indenture shall control.

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In Witness Whereof, the Grantor and the Trustee have executed this Pledge and Security Agreement as of the date first above written.

GRANTOR:	RED OAK CAPITAL FUND II, LLC

By:
Name:
Title:

TRUSTEE:	PRIME TRUST, LLC

By:
Name:
Title:

Signature Page – Pledge and Security Agreement